FIRST AMENDMENT TO ETF DISTRIBUTION AGREEMENT This first amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of October 2, 2023, by and between Advisor Managed Portfolios and Quasar Distributors, LLC (together, the “Parties”) is effective as of December 13th, 2023. WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated Fund list; and, WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties. NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows: 1. Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement. 2. Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto. 3. Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein. 4. This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware. IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers. ADVISOR MANAGED PORTFOLIOS QUASAR DISTRIBUTORS, LLC By: ________________________ By: _______________________ Name: Russell Simon Name: Teresa Cowan Title: President Title: President Date: _________________________ Date: _________________________ 12/28/2023 12.28.23

EXHIBIT A Arch Indices VOI Absolute Income ETF Soundwatch Hedged Equity ETF CornerCap Fundametrics Large-Cap ETF CornerCap Fundametrics Large-Cap ETF Miller Value Partners Leverage ETF Miller Value Partners Appreciation ETF The Optimize Strategy Index ETF The Trenchless Fund ETF